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As filed with the Securities and Exchange Commission on August 5, 2004

Registration No. 333-116758

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-effective Amendment No. 1
on
FORM S-3/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DPAC TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	33-0033759 (I.R.S. Employer Identification No.)

DPAC Technologies Corp.
7321 Lincoln Way
Garden Grove, California 92841
(714) 898-0007
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

William M. Stowell, CPA
Secretary
DPAC Technologies Corp.
7321 Lincoln Way
Garden Grove, California 92841
(714) 898-0007 / (714) 897-1772 (fax)
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Nicholas J. Yocca, Esq.
Yocca Patch & Yocca, LLP
19900 MacArthur Boulevard
Irvine, California 92612
(949) 253-0800

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, no par value	4,998,877 shares	$0.775	$3,874,129.65	$490.86

(1)
Includes 2,514,410 shares of common stock which the selling security holders have warrants to purchase on various terms. Includes such indeterminate number of additional shares of common stock as may become issuable pursuant to anti-dilution adjustment provision of warrants.

(2)
Estimated solely for the purpose of calculating the registration fee; computed in accordance with Rule 457(c) on the basis of the average of the reported high and low sales prices for the Common Stock on the Nasdaq Stock Market on June 21, 2004.

(3)
Paid with the original filing of this Registration Statement.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

4,998,877 Shares

DPAC TECHNOLOGIES CORP.

Common Stock

        The Selling Stockholders are selling up to 4,998,877 shares of common stock.

        Our common stock is quoted on The Nasdaq Small Cap Market under the symbol "DPAC." The last reported sale price on August 3, 2004, was $0.41 per share.

        Investing in our common stock involves risks. See "Risk Factors" on page 7.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is August 4, 2004.

        You should rely only on the information contained in this document or to which we refer you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

        This prospectus and other materials we have filed or may file with the Securities and Exchange Commission, as well as information included in oral statements or other written statements made, or to be made, by us, contain, or will contain, disclosures which are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "could," "may," "believe," "expect," "project," "estimate," "intend," "anticipate," "plan," "continue," "predict," or other similar words. These statements are only present expectations. Actual events or results may differ materially. Factors that might cause such a difference include those discussed in our filings with the Securities and Exchange Commission, including but not limited to our most recent proxy statement, Form 10-K and subsequent Forms 10-Q and 8-K and under the heading "Risk Factors" in this prospectus.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

SUMMARY

        This summary highlights significant information incorporated by reference or appearing elsewhere in this prospectus and may not contain all of the information that is important to you. You should carefully read this prospectus in its entirety, including the documents incorporated by reference.

Our Company

General

        DPAC Technologies Corp. (formerly Dense-Pac Microsystems, Inc.) ("we," "us," "DPAC" or the "Company") is a provider of wireless connectivity products for industrial, transportation, medical and other commercial applications. We are exiting the memory-stacking industry following the sale of our LP stacking technology. We have disposed of our other product lines, except for our newest, and now our only, product, the wireless Local Area Network (LAN) Node Module, which was introduced in September 2003 after an initial year of research and development. The product is designed to be sold to OEM equipment designers to incorporate wireless LAN connectivity into their device, instrument or equipment through the inclusion of the Company's Wireless LAN Node Module.

        We are incorporated as a California corporation, which occurred on September 7, 1983 under the original name of Dense-Pac Microsystems, Inc. In August 2001, we changed our name from Dense-Pac Microsystems, Inc. to DPAC Technologies Corp. Our web site is at www.DPACtech.com. The information on our web site is not part of this report.

Significant Business Developments in Fiscal Year 2004 and Subsequent Events

        During fiscal 2004, we experienced reductions in demand from our memory-stacking customers. Additionally, we experienced a significant increase in competition. In response to these changes, DPAC initiated development of a new type of memory stacking using welded interfaces (DuraStack™). Due to production problems, during the fourth quarter of fiscal year 2004, the Company ceased development of the DuraStack™ product for stacking TSOP memory. The Company concluded that the cost and time required to attain the yield and throughput targets made the continued development effort uneconomical. During the fourth quarter of fiscal year 2004, the Company recognized a $958,000 impairment charge related to the DuraStack equipment and related assets.

        On May 6, 2004, DPAC Technologies reached an agreement with Twilight Technologies Corp., a California Corporation, to sell DPAC's industrial, defense and aerospace (IDA) memory product line. This product line accounted for $2,772,313 of net sales during fiscal year 2004. The agreement transferred all of our licensed rights to the technology, the product line, inventory and certain assets for $333,000 in cash and contingent future consideration based on the revenues of the product line for the next two years. The amount, if any, of the additional consideration cannot yet be determined.

        On June 2, 2004 we filed a Form 8-K announcing a reduction in workforce of the memory stacking business reflecting our current estimate of future orders from memory-stacking customers. As a result of these actions, we recorded a charge of approximately $800,000 or $0.04 per share in the first quarter of fiscal year 2005.

        During September 2003, the Company announced that it had developed a high-density package addressing needs in the industrial wireless marketplace with a product known as the Airborne™ Wireless LAN Node module. The wireless product utilizes the 802.11 standard communications protocol and targets the identified growth opportunities in embedded and plug-and-play applications, where we believe Original Equipment Manufacturer (OEM) customers as well as end-use customers have a need for an integrated local area network wireless connectivity solution.

        On June 14, 2004, DPAC Technologies reached an agreement with Staktek Group L.P. to sell DPAC's memory stacking patents and patent applications associated with its commercial product line for $600,000 in cash. This product line accounted for $16,560,660 of net sales during fiscal year 2004.

Under the agreement the Company will continue to accept orders subject to material and capacity availability through July 30, 2004. All orders will be scheduled for shipment no later than August 6, 2004. As of that date, the Company's commercial product line will be discontinued. The Company does not anticipate incurring a significant accounting charge to discontinue the product line. On July 12, 2004, we filed pro forma financial information related to this disposition as an Exhibit 99.1 to our Form 8-K/A

        On August 4, 2004, the Nasdaq Stock Market began listing our Common Stock on The Nasdaq Small Cap Market. Our Common Stock could be delisted unless we regain compliance in a timely manner with the $1.00 minimum bid price requirement before December 20, 2004.

        On July 20, 2004, DPAC Technologies Corp. hired Moss Adams as the primary accountants to audit their financial statements for the fiscal year ending February 28, 2005, replacing Deloitte & Touche, LLP, which had decided not to do so.

Principal Executive Offices

        Our principal executive offices are located at 7321 Lincoln Way, Garden Grove, California 92841. Our telephone number at that location is (714) 898-0007. You may also obtain additional information about us from our website, www.dpac-tech.com. Information on our website is not part of this prospectus.

The Offering

Common stock offered in this offering:
By us	0 shares
By the Selling Stockholders	4,998,877 shares
Total	4,998,877 shares
Common stock to be outstanding after this offering	26,246,841 Shares
Use of proceeds	The net proceeds from the sale of shares of our common stock by the Selling Stockholders will be received and retained by them only.
Risk Factors	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
Nasdaq trading symbol	DPAC

        The stated number of shares of our common stock to be outstanding after the offering assumes that the Selling Stockholders' exercise their warrants in full. The stated number of shares of our common stock outstanding immediately after the offering does not take into account a total of 3,788,845 shares reserved for issuance under our stock, option and benefit plans as of May 31, 2004.

        This prospectus relates only to shares offered only by Selling Stockholders. Our agreements with the Selling Stockholders require that we incur or pay costs related to preparing and filing this prospectus. Under some circumstances, we potentially could incur costs and expenses to indemnify and defend the Selling Stockholders. Our agreements and are described more fully under the headings "Selling Stockholders" and "Plan of Distribution."

Summary Financial Data

        This summary financial data is intended only as a convenient reference. Our annual report on Form 10-K for the fiscal year ended February 29, 2004 includes, among other things, the audited consolidated financial statements and notes thereto from which we derived the summary financial data for fiscal 2001, 2002 and 2003. The Form 10-K Annual Report and the information herein should be read together for a complete understanding of our financial position, results of operations, cash flows and changes in stockholders' equity.

Selected statement of operations data:

	Year Ended February 28,
	2004(1)	2003	2002	2001	2000
NET SALES	$19,567,109	$34,489,465	$30,504,506	$35,823,138	$27,459,614
COST OF SALES	18,144,229	25,692,622	20,417,123	25,655,665	18,181,463

GROSS PROFIT	1,422,880	8,796,843	10,087,383	10,167,473	9,278,151

COSTS AND EXPENSES:
Selling, general and administrative	5,121,040	6,110,032	5,512,566	6,530,904	5,263,039
Research and development	2,829,031	2,060,915	1,877,900	1,640,929	1,277,701
Restructuring and impairment charges	2,654,052	—	—	—	—
Goodwill amortization	—	—	777,938	250,095	—

Total costs and expenses	10,604,123	8,170,947	8,168,404	8,421,928	6,540,740

(LOSS) INCOME FROM OPERATIONS	(9,181,243)	625,896	1,918,979	1,745,545	2,737,411

OTHER INCOME (EXPENSE):
Interest income	56,176	113,637	181,356	269,478	65,797
Interest expense	(35,253)	(72,956)	(139,840)	(113,397)	(215,835)
Other	—	—	—	(77,027)	—

Total other income (expense), net	20,923	40,681	41,516	79,054	(150,038)

(LOSS) INCOME BEFORE INCOME
TAX PROVISION	(9,160,320)	666,577	1,960,495	1,824,599	2,587,373
INCOME TAX PROVISION (BENEFIT)	4,763,984	(1,791,301)	2,400	2,400	22,800

NET (LOSS) INCOME	(13,924,304)	2,457,878	1,958,095	1,822,199	2,564,573

NET (LOSS) INCOME PER SHARE:
Basic	$(0.66)	$0.12	$0.09	$0.09	$0.14
Diluted	$(0.66)	$0.12	$0.09	$0.09	$0.13
WEIGHTED-AVG. SHARES OUTSTANDING:
Basic	21,102,000	21,010,700	20,951,186	20,101,515	18,773,138
Diluted	21,102,000	21,233,300	21,297,925	21,138,414	19,974,857

Selected balance sheet data:

	Year Ended February 28,
	2004(1)	2003	2002	2001	2000
Cash and cash equivalents	$4,477,396	$8,197,144	$6,258,836	$5,346,525	$2,949,562
Working capital	4,276,482	10,300,015	8,866,093	5,617,751	4,865,083
Total assets	13,087,970	25,752,805	21,341,353	21,763,103	14,123,954
Long-term debt	254,060	98,829	421,176	786,828	1,263,544
Total shareholders' equity	$10,060,962	$23,397,416	$18,176,050	$16,221,232	$9,450,534

(1)
Fiscal year 2004 ended on February 29, 2004

RISK FACTORS

        You should carefully consider the risks described below, in addition to the other information in this prospectus, including the documents incorporated by reference, before making a decision to invest in our common stock. Our business, financial condition or results of operations could be materially adversely affected and the trading price of our common stock could decline due to any of these risks. As a result, you may lose all or part of your investment.

  Product Development and Technological Change

        Wireless products and technologies are characterized by rapid technological change and are highly competitive with respect to timely product innovation. Our wireless products are subject to obsolescence or price erosion because competitors are continuously introducing newer technologies. For instance, we utilize components that comply with an industry-standard for wireless local area networks that includes different competing standards: 802.11x. Our present products use 802.11b, and some of our potential customers may require that we offer 802.11a or 802.11g. As a result of the development of various standards and enhancements, wireless products may have a product life that is unpredictable and requires consistent attention to product development.

        Our future success depends on our ability to continue to develop our new wireless products and to consistently add product enhancements to keep up with technological advances and to meet customer needs or expectations. Any failure by us to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development, firmware or software development, or introduction of wireless technologies could have a material adverse effect on our financial condition and results of operations. Additionally, the Company could incur additional operating costs with the introduction of new products.

        There can be no assurance that we will be successful in planned product development or marketing efforts, or that we will have adequate financial or technical resources for planned product development and promotion.

  Uncertainty of Market Acceptance or Profitability of New Products

        The introduction of new products, such as our product for the wireless marketplace, could require the expenditure of an unknown amount of funds for research and development, tooling, software development, manufacturing processes, inventory and marketing. In order to successfully develop products, we will need to successfully anticipate market needs and may need to overcome rapid technological change and competition. In order to achieve high volume production, we will need to out-source production to third parties or enter into licensing arrangements and be successful in the management of sub-contractors overseas. We are inexperienced in the wireless industry, and our plans in that industry are unproven. We have limited marketing capabilities and resources and are dependent upon internal sales and marketing personnel and a network of independent sales representatives for the marketing and sale of our products. There can be no assurance that our products will achieve or maintain market acceptance or be profitable.

  Parts Shortages and Over-Supplies and Dependence on Suppliers

        The electronics and components industry is characterized by periodic shortages or over-supplies of parts that have in the past and may in the future negatively affect our operations. We are dependent on a limited number of suppliers for wireless and semiconductor devices used in our products, and we have no long-term supply contracts with any of them. In addition, to successfully engage in purchasing from qualified component suppliers at an attractive price requires advance planning and the expenditure of time, effort and funds.

        Due to the cyclical nature of these industries and competitive conditions, we, or our sub-contractors, may experience difficulties in meeting our supply requirements in the future. Any inability to obtain adequate deliveries of parts, either due to the loss of a supplier or industry-wide shortages, could delay shipments of our products, increase our cost of goods sold and have a material adverse effect on our business, financial condition and results of operations.

  Credit Risks and Dependence on Major Customers

        We will be granting credit to customers in a variety of commercial industries. Credit is extended based on an evaluation of the customer's financial condition and collateral is not required. Estimated credit losses are provided for in the financial statements. With our new wireless product, sales initially may be only to a few customers. Our inability to collect receivables from any of these customers could have a material adverse effect on our business, financial condition, and results of operations. Although we have presently have one significant customer for our wireless product, we believe its finances are good. In the future, we believe that some of our receivables may come from smaller, higher risk development companies.

  Intellectual Property Rights

        We are involved from time to time in claims and litigation over intellectual property rights, which may adversely affect our ability to manufacture and sell our products. From time to time, we have received, and may continue to receive in the future, notices that claim we have infringed upon, misappropriated or misused other parties' proprietary rights, which claims could result in litigation. Such litigation would likely result in significant expense to us and divert the efforts of our technical and management personnel. In the event of an adverse result in such litigation, we could be required to pay substantial damages, cease the manufacture, use and sale of certain products, expend significant resources to develop non-infringing technology, discontinue the use of certain processes or obtain licenses to use the infringed technology. Such a license may not be available on commercially reasonable terms, if at all. Our failure to obtain a license or our failure to obtain a license on commercially reasonable terms could cause us to incur substantial costs and suspend manufacturing products using the infringed technology. If we obtain a license, we would likely be required to make royalty payments for sales under the license. Such payments would increase our costs of revenues and reduce our gross profit. In addition, any litigation, whether as plaintiff or as defendant, would likely result in significant expense to us and divert the efforts of our technical and management personnel, whether or not such litigation is ultimately determined in our favor. In addition, the results of any litigation are inherently uncertain.

  Management of Product Introduction

        Successful introduction of the Company's wireless products will depend on the ability to obtain new customers, to attract and retain skilled management and other personnel, to secure adequate sources of supply on commercially reasonable terms. To effectuate these processes and meanwhile manage our costs effectively, we will need to continue to implement and improve our operational, financial and management information systems, procedures and controls. We may from time to time experience constraints that will adversely affect our ability to perform some or all of these tasks in a timely fashion, which could adversely affect our financial condition and results of operations.

  Competition

        There are companies that offer or are in the process of developing similar type of wireless product, including Lantronix, Digi-International and others. Some of such companies have greater technical, financial, manufacturing and marketing capabilities than we have. We could also experience competition from other established and emerging network companies. There can be no assurance that our products will be competitive with existing or future products, or that we will be able to establish or maintain a profitable price structure for our products.

        We expect our competitors will continue to improve the performance of their current products, reduce their prices and introduce new products that may offer greater performance and improved pricing, any of which could cause a decline in sales or loss of market acceptance of our products. In addition, our competitors may develop enhancements to or future generations of competitive products that may render our technology or products obsolete or uncompetitive. We also expect to face competition from other companies that may enter our existing or future markets with alternative products, which may be less costly or provide additional features.

        In addition, some of our significant suppliers are also our competitors, many of whom have the ability to manufacture competitive products at lower costs as a result of their higher levels of integration. We also face competition from current and prospective customers that evaluate our capabilities against the merits of manufacturing products internally.

        Competition may also arise due to the development of cooperative relationships among our current and potential competitors or third parties to increase the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among competitors will emerge and rapidly acquire significant market share.

  Product Liability

        In the course of our business, we may be subject to claims for product liability for which our insurance coverage is excluded or inadequate.

  Variability of Gross Margin

        As we introduce our new wireless product to market, the revenues generated will constitute substantially our only revenues. Therefore, we may experience lower gross margins or negative gross margins. Gross profit as a percentage of sales was 7% for fiscal year ended February 29, 2004 as compared to 26% for the fiscal year ended February 28, 2003, and 33% for the fiscal year ended February 28, 2002. Any change in the gross margins can typically be attributed to the type of products as well as the amount of revenues generated during the periods.

  Declining Selling Prices

        Our average sales prices have historically declined, and we anticipate that the average sales prices for our wireless products will decline over time, which could negatively impact our results. Declining product-selling prices would materially and adversely affect us unless we are able to reduce our cost per unit to offset declines in product selling prices. There can be no assurance that we will be able to reduce our cost per unit.

  Decline of Demand for Product Due to Downturn of Related Industries

        We may experience substantial period-to-period fluctuations in operating results due to factors affecting the electronics, computer, telecommunications and networking industries. From time to time, each of these industries has experienced downturns, often in connection with, or in anticipation of, declines in general economic conditions, cyclical downturns, and changes in demand. A decline or significant shortfall in growth in any one of these industries or a technology shift, could have a material adverse impact on the demand for our products, and therefore, a material adverse effect on our business, financial condition and results of operations.

  International Sales

        In fiscal year 2004, approximately 12% of our sales were export sales, primarily to Western Europe as compared to 23% in fiscal 2003 and 12% in fiscal year 2002. Foreign sales are made in U.S. dollars. The increase in 2003 was primarily due to the addition of a significant new international customer in fiscal year 2002 and can change from year to year. Nonetheless, this historic information may not correspond with new data concerning our current wireless products.

        International sales are subject to certain risks, including changes in regulatory requirements, tariffs and other barriers, timing and availability of export licenses, political and economic instability, difficulties in accounts receivable collections, natural disasters, difficulties in staffing and managing foreign subsidiary and branch operations, difficulties in managing distributors, difficulties in obtaining governmental approvals for telecommunications and other products, foreign currency exchange fluctuations, the burden of complying with a wide variety of complex foreign laws and treaties, potentially adverse tax consequences and uncertainties relative to regional, political and economic circumstances. Moreover and as a result of currency changes and other factors, certain of our competitors may have the ability to manufacture competitive products in Asia at lower costs than we can manufacture them.

        We are also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. We cannot predict whether the United States or other countries will implement quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products. Because sales of our products have been denominated to date in United States dollars, increases in the value of the United States dollar could increase the price of our products so that they become relatively more expensive to customers in the local currency of a particular country, leading to a reduction in sales and profitability in that country. Future international activity may result in increased foreign currency denominated sales. Gains and losses on the conversion to United States dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations will contribute to fluctuations in our results of operations. Some of our customer's purchase orders and agreements are governed by foreign laws, which may differ significantly from United States laws. Therefore, we may be limited in our ability to enforce any rights under such agreements and to collect damages, if awarded. These factors could have a material adverse effect on our business, financial condition and results of operations.

  Limited Experience in Acquisitions

        We may pursue selective acquisitions. If we make any future acquisitions, we could issue stock that would dilute our shareholders' percentage ownership, incur substantial debt, assume contingent liabilities, or use other company assets available at the time of acquisition. We have limited experience in acquiring other businesses, product lines and technologies. In addition, the attention of our small management team may be diverted from our core business if we undertake an acquisition. Potential acquisitions also involve numerous risks, including, among others:

          —Problems assimilating the purchased operations, technologies or products;

          —Costs associated with the acquisition;

          —Adverse effects on existing business relationships with suppliers and customers;

          —Sudden market changes;

          —Risks associated with entering markets in which we have no or limited prior experience;

          —Potential loss of key employees of purchased organizations; and

          —Potential litigation arising from the acquired company's operations before the acquisition.

        Our inability to overcome problems encountered in connection with such acquisitions could divert the attention of management, utilize scarce corporate resources and harm our business. In addition, we are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.

  Cyclical Nature of Wireless and Electronics Industries

        The electronics industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. The industry has experienced significant downturns, often connected with, or in anticipation of, maturing product cycles of both the producing companies' and their customers' products and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. Any future downturns could have a material adverse effect on our business and operating results. Furthermore, any upturn in these industries could result in increased demand for, and possible shortages of, components we use to manufacture and assemble our products. Such shortages could have a material adverse effect on our business and operating results.

  Inventory Fluctuation, Product Returns and Order Cancellation

        To the extent we manufacture products in anticipation of future demand that does not materialize, or in the event a customer cancels outstanding orders, we could experience an unanticipated increase in our inventory. In addition, while we may not be contractually obligated to accept returned products, and have typically not done so in the past, we may determine that it is in our best interest to accept returns in order to maintain good relations with our customers. Product returns would increase our inventory and reduce our revenues. We have had to write-down inventory in the past for reasons such as obsolescence, excess quantities and declines in market value below our costs.

        We have no long-term volume commitments from our customers that are not subject to cancellation by the customer. Sales of our products are made through individual purchase orders and, in certain cases, are made under master agreements governing the terms and conditions of the relationships. Customers may change, cancel or delay orders with limited or no penalties. We have experienced cancellations of orders and fluctuations in order levels from period-to-period and we expect to continue to experience similar cancellations and fluctuations in the future that could result in fluctuations in our revenues.

  Outstanding Privately-Placed Shares and Warrants and Additional Capital Funding Could Impair Value of Investment

        In May 2004, we sold a total of almost 5 million shares of Common Stock and warrants on an as-exercised basis. The shares are offered for resale pursuant to this prospectus. The availability of those shares for public resale may have from time to time a material adverse effect on the market price of our Common Stock.

        If our working capital needs exceed our current expectations, we may need to raise additional capital through public or private equity offerings or debt financings. Our future capital requirements depend on many factors including our research, development, sales and marketing activities. We do not know whether additional financing will be available when needed, or will be available on terms favorable to us. If we cannot raise needed funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. To the extent, we raise additional capital by issuing equity securities, our shareholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock.

  Geographic Concentration of Operation

        For the wireless products none of our manufacturing operations are located in our facility in Garden Grove, California. Our wireless product line is manufactured overseas in Korea, with some contract manufacturing conducted locally. Due to the geographic concentration, a disruption of the manufacturing operations, resulting from sustained process abnormalities, human error, government intervention or natural disasters such as earthquakes, fires or floods could cause us to cease or limit our sub-contractors operations and consequently harm our business, financial condition and results of operations.

  Compliance with Environmental Laws and Regulations

        We are subject to a variety of environmental laws and regulations governing, among other things, air emissions, waste water discharge, waste storage, treatment and disposal, and remediation of releases of hazardous materials. Our failure to comply with present and future requirements could harm our ability to continue manufacturing our products. Such requirements could require us to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. The imposition of additional or more stringent environmental requirements, the results of future testing at our facilities, or a determination that we are potentially responsible for remediation at other sites where problems are not presently known to us, could result in expenses in excess of amounts currently estimated to be required for such matters.

  Key Personnel

        The Company may fail to attract or retain the qualified technical sales, marketing and managerial personnel required to operate its business successfully.

        DPAC's future success depends, in part, upon ability to attract and retain highly qualified technical, sales, marketing and managerial personnel. Personnel with the necessary expertise are scarce and competition for personnel with proper skills is intense. Also, attrition in personnel can result from, among other things, changes related to acquisitions, as well as retirement or disability. The Company may not be able to retain existing key technical, sales, marketing and managerial employees or be successful in attracting, assimilating or retaining other highly qualified technical, sales, marketing and managerial personnel in the future. If the Company is unable to retain existing key employees or is unsuccessful in attracting new highly qualified employees, business, financial condition and results of operations of DPAC could be materially and adversely affected.

  Stock Price Volatility

        The stock market in general, and the market for shares of technology companies in particular, has experienced extreme price fluctuations. These price fluctuations are often unrelated to the operating performance of the affected companies. Many technology companies, including us, have experienced dramatic volatility in the market prices of their common stock. If our future operating results are below the expectations of stock market analysts and investors, our stock price may decline. We cannot be certain that the market price of our common stock will remain stable in the future. Our stock price may undergo fluctuations that are material, adverse and unrelated to our performance.

  Contingent Contractual Obligations

        During its normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These include: indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease; indemnities to vendors and service providers pertaining to claims based on the negligence or willful misconduct of the Company; and indemnities involving the accuracy of representations and warranties in certain contracts. The Company may also issue a guarantee in the form of a standby letter of credit as security for contingent liabilities under certain customer contracts. The duration of these indemnities, commitments and guarantees varies and, in certain cases, may be indefinite. The majority of these indemnities, commitments and guarantees may not provide for any limitation of the maximum potential for future payments the Company could be obligated to make. The Company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying balance sheets. Product warranty costs are not significant.

        On December 18, 2003, the Company terminated the contract of its CEO. Pursuant to an employment agreement, the former CEO will be entitled to salary and benefits totaling approximately $1,100,000 through June 2006. The Company recorded a charge in the fourth quarter associated with the severance benefits. Approximately $186,000 of the charge will relate to the acceleration of stock options. The remaining benefits will be paid ratably through June 2006.

        On May 28, 2004, the Company terminated the contract of its COO. Pursuant to an employment agreement, the former COO will be entitled to salary and benefits totaling approximately $545,000 through December 2006. The Company recorded a charge in the first quarter ended May 31, 2004 associated with the severance benefits. The remaining benefits will be paid ratably through December 2006.

        One current executive officer at DPAC also has a similar employment agreement with a similar severance package.

  Potential for Nasdaq Stock Market to De-list Our Common Stock

        We may be unable to maintain the listing requirements for the Nasdaq Stock Market. Our shares presently fall below the minimum bid price requirement of $1.00 per share for continued listing on The Nasdaq Small Cap Market. The requirement has been waived to December 20, 2004. We also may not meet other applicable requirments for listing on that or other stock markets. The market for our shares may become more sporadic and volatile in the event of de-listing.

        Actions we may consider taking, that could help our shares meet the minimum bid price requirement as of December 20, 2004 include a potential reverse stock split.

USE OF PROCEEDS

        We do not receive any proceeds from sales of Common Stock pursuant to this prospectus. All of the shares are being offered and sold by Selling Stockholders for their own account.

        We may receive proceeds from the exercise of warrants held by the Selling Stockholders. The timing, amount and receipt of such proceeds is unknown. Any proceeds we receive from the sale of our shares of common stock to Selling Stockholders from warrant exercises will be used for general corporate purposes.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our Common Stock trades on the Nasdaq National Stock Market under the symbol "DPAC." The following table sets forth the high and low closing sale prices on the Nasdaq National Stock Market as reported by Nasdaq.

	High	Low
Fiscal year ended February 28, 2003
First Quarter	3.80	2.52
Second Quarter	2.74	1.71
Third Quarter	2.02	1.05
Fourth Quarter	2.10	1.13
Fiscal year ended February 29, 2004
First Quarter	1.40	0.90
Second Quarter	1.46	1.11
Third Quarter	2.06	1.31
Fourth Quarter	2.49	1.35
Fiscal year ended February 28, 2005
First Quarter	1.55	0.72
Second Quarter (through August 3, 2004)	0.93	0.35

        As of May 28, 2004, there were approximately 7,500 registered shareholders and beneficial shareholders.

        We have not paid any dividends and do not expect to pay any dividends in the foreseeable future. There are currently contractual arrangements in our loan agreements and other restrictions that preclude our ability to pay dividends.

        The last reported sales price of our common stock on the Nasdaq National Market as of a recent date is set forth on the cover page of this prospectus.

PLAN OF DISTRIBUTION

        The Selling Stockholders (the "Selling Stockholders") of the common stock ("Common Stock") of DPAC Technologies Corp. (the "Company") and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

  •
  block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker dealer as principal and resale by the broker dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the date of this prospectus;

  •
  broker dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

  •
  any other method permitted pursuant to applicable law.

        The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

        Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

        In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

        The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

        We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

SELLING STOCKHOLDERS

        Set forth below are the names of each Selling Stockholder, the number of shares of common stock beneficially owned as of June 1, 2004 by each Selling Stockholder, the number of shares that will be offered and sold by or on behalf of each Selling Stockholder hereunder and the amount of common stock to be owned by each Selling Stockholder upon the completion of this offering.

	Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
Selling Stockholders	Number S=Shares W1=Unrestricted Series A Warrants W-2=Series B Warrants W3=Restricted Series A Warrants W4=Restricted Series C Warrants	Percent of Common Stock	Shares Offered	Number	Percent
Basso Equity Opportunity Holding Fund Ltd.	S=70,000 W1=20,590 W2=29,136 W3=14,411	*	134,137	0	*
Basso Multi-Strategy Holding Fund Ltd.	S=180,000 W1=52,946 W2=74,922 W3=37,054	1.4%	344,922	0	*
Truk Opportunity Fund, LLC	S=295,750 W1=86,994 W2=123,101 W3=60,882	2.4%	566,727	0	*
Truk International Fund, LP	S=29,250 W1=8,603 W2=12,174 W3=6,023	*	56,050	0	*
OTAPE Investments LLC	S=124,223 W1=36,539 W2=51,706 W3=25,573	1.0%	238,041	0	*
AS Capital Partners, LLC	S=124,223 W1=36,539 W2=51,706 W3=25,573	1.0%	238,041	0	*
Langley Partners, L.P.	S=250,000 W1=73,537 W2=104,059 W3=51,463	2.0%	479,059	0	*
Redwood Partners II, LLC	S=62,111 W1=18,269 W2=25,852 W3=12,789	*	119,021	0	*
SRG Capital, LLC	S=186,335 W1=54,810 W2=77,559 W3=38,358	1.5%	357,062	0	*
Penn Footwear	S=168,788 W1=49,648 W2=70,255 W3=34,748	1.4%	323,439	0	*

Omicron Capital Master Trust	S=248,447 W1=73,080 W2=103,412 W3=51,146	2.0%	476,085	0	*
Bristol Investment Fund, Ltd	S=248,447 W1=73,080 W2=103,412 W3=51,146	2.0%	476,085	0	*
Professional Traders Fund, LLC	S=124,223 W1=36,539 W2=51,706 W3=25,573	1.0%	238,041	0	*
RHP Master Fund, Ltd.	S=372,670 W1=109,620 W2=155,118 W3=76,717	3.0%	714,125	0	*
The Seidler Companies	W4=238,042	1.0%	238,042	0	*
Total	S=2,484,467 W1=730,794 W2=1,034,118 W3=511,456 W4=238,042	19.1%	4,998,877	0	*

*
Less than 1%

  The amount of outstanding shares beneficially held by the Selling Stockholder is shown opposite "S=".

  The amount of common stock underlying warrants exercisable at $1.235 per share that expire on May 5, 2009 is shown opposite "W1=".

  The amount of common stock underlying warrants exercisable at $.967 per share that expire on March 21, 2005 is shown opposite "W2=".

  The amount of common stock underlying warrants that become exercisable on November 2, 2004 at $1.235 per share and that expire on November 2, 2009 is shown opposite "W3=".

  The amount of common stock underlying warrants that become exercisable on November 2, 2004 at $1.074 per share and expire on November 2, 2009 as shown opposite "W4=".

  The Selling Stockholders purchased Common Stock and warrants from us pursuant to agreements that require us to register the Common Stock they purchased and the Common Stock they may receive in order to facilitate resale by the Selling Stockholders. We have agreed to incur or pay the costs and expenses of registration. The Selling Stockholders will pay their own sales commissions and similar costs and expenses. The foregoing summary is not complete. The Purchase Agreement, Registration Rights Agreement, and forms of Warrants have been filed as Exhibit 10.13 to our Annual Report on Form 10-K. Prospective investors in our Common Stock are encouraged to read Exhibit 10.13. This summary is qualified in all respects by the more detailed information in Exhibit 10.13.

DESCRIPTION OF CAPITAL STOCK

Common Stock

        The Company is authorized to issue 40,000,000 shares of Common Stock, without par value per share, of which 23,732,431 shares were issued and outstanding at August 4, 2004.

        Each stockholder is entitled to one vote for each share of Common Stock held of record on all matters to be voted on by stockholders, and stockholders are not entitled to cumulate votes for the election of directors. Stockholders have no preemptive rights or other subscription rights. There are no conversion rights or redemption rights with respect to shares of Common Stock. All outstanding shares of Common Stock are, and those offered hereby will be, when issued, validly issued, fully paid and nonassessable. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefore. On liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the net assets of the Company remaining after the payment of debts, expenses and the liquidation preference of any outstanding shares of Preferred Stock. The Company's Common Stock is traded on the NASDAQ Stock Market under the symbol "DPAC".

Preferred Stock

        The Company is authorized to issue 8,000,000 shares of Preferred Stock, without par value per share, none of which are presently outstanding.

        The Company's Board of Directors is authorized to issue the Preferred Stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences of the Preferred Stock. The Board of Directors, without stockholder approval, can therefore, issue Preferred Stock with voting, conversion and other rights that could adversely affect the voting power and other rights of, and amounts payable with respect to, the Common Stock. This may be deemed to have a potential anti-take-over effect because the issuance of Preferred Stock in accordance with such provision may delay, defer or prevent a change of control regarding us and could adversely affect the price of our Common Stock.

Registration Rights

        Pursuant to and in connection with the Securities Purchase Agreement, the Company has granted registration rights to Selling Stockholders with respect to the aggregate 4,998,877 shares of Common Stock. Selling Stockholders have the right to have these shares registered for resale pursuant to an effective registration statement under the Securities Act of 1933. The Company will pay all expenses associated with this registration and such future registrations, if any, other than underwriting discounts and sales commissions.

Transfer Agent and Registrar

        The transfer agent and registrar of the Company's Common Stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, CA 91204.

LEGAL MATTERS

        The validity of the shares of common stock offered by the Selling Stockholders will be passed upon for us by Yocca Patch & Yocca, LLP, of Irvine, California.

EXPERTS

        The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K of DPAC Technologies, Corp. for the year ended February 29, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting method in fiscal year 2003), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file reports, proxy statements, and other information with the Securities and Exchange Commission and the Nasdaq Small Cap Market. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov. Reports and other information concerning us can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20036.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the shares of common stock offered hereby. As permitted by the SEC, this prospectus, which constitutes a part of the registration statement, does not contain all the information included in the registration statement. Such additional information may be obtained form the locations described above. Statements contained in this prospectus as to the contents of any document are not necessarily complete. You should refer to the document for all the details.

        You should rely only on the information contained and incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference herein, is accurate only as of the respective dates of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means:

  •
  incorporated documents are considered part of the prospectus;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file later with the SEC will automatically update and supercede this information.

        We incorporate by reference the documents listed below which we filed with the SEC under the Securities and Exchange Act of 1934:

  •
  our annual report on Form 10-K for the fiscal year ended February 29, 2004 as filed on June 1, 2004;

  •
  our quarterly report on Form 10-Q as filed on July 15, 2004;

  •
  our current report on Form 8-K as filed on June 2, 2004;

  •
  our current report on Form 8-K as filed on June 16, 2004 and the amendment thereto on Form 8-K/A filed July 12, 2004;

  •
  our current report on Form 8-K as filed on June 30, 2004;

  •
  our current report on Form 8-K as filed on July 20, 2004;

  •
  our current report on Form 8-K as filed on July 22, 2004;

  •
  our definitive Proxy Statement on Schedule 14A as filed on June 11, 2004; and

  •
  the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed July 2, 1991.

        We do not incorporate by reference any information in our reports or proxy statements furnished to the Commission not deemed filed under the Securities Exchange Act of 1934.

        You may request a copy of these filings, at no cost, by writing or telephoning our Secretary at the following address:

    DPAC Technologies Corp.
    7321 Lincoln Way
    Garden Grove, California 92841
    Attention: Secretary
    (714) 898-0007

        We also incorporate by reference each of the following documents that we will file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement and any filings thereafter and prior to the termination of this offering:

  •
  reports filed under Sections 13(a) and (c) of the Securities Exchange Act of 1934;

  •
  definitive proxy or information statements filed under Section 14 of the Securities Exchange Act of 1934 in connection with any subsequent stockholders' meeting; and

  •
  any reports filed under Section 15(d) of the Securities Exchange Act of 1934.

        Such documents will become a part of this prospectus from the date such documents are filed.

        Any statement contained in this prospectus or in a document incorporated by reference is modified or superseded for purposes of this prospectus to the extent that a statement contained in any such document modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed, as so modified or superseded, to constitute a part of this prospectus.

4,998,877 SHARES

COMMON STOCK

PART II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth all fees and expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions). All of such expenses, except the Securities and Exchange Commission registration fee, are estimated.

Securities and Exchange Commission registration fee	$491
NASD filing fee NASDAQ listing fee	25,000
Legal fees and expenses	50,000
Transfer Agent and Registrar fees and expenses	500
Accounting fees and expenses	9,000
Blue Sky fees and expenses (including counsel fees)	5,000
Printing expenses	5,000
Miscellaneous	5,000

Total	$99,991

Item 15. Indemnification of Directors and Officers.

        The California Corporations Code permits the indemnification of officers, directors, employees and agents of the Company. The Company's Bylaws require the Company to indemnify officers and directors to the fullest extent permitted by law. Each person will generally be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.

        In addition, the Company's Articles of Incorporation provide that directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the limitations of Section 204(a)(10) of the Corporation Code.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

        The Bylaws authorize the Company to purchase insurance for directors and officers of the Company and persons who serve at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or enterprise against any expense, liability or loss incurred in such capacity, whether or not the Company would have the power to indemnify such persons against such expense or liability under the California law. The Company intends to maintain insurance coverage of its officers and directors as well as insurance coverage to reimburse the Company for potential costs of its corporate indemnification of directors and officers.

        The Board and shareholders of the Registrant approved an indemnification agreement form. The Registrant's CFO has an agreement in such form, which provides for an indemnification Trust to be created and funded by the Registrant in certain events. Other executive officers and directors are party to a similar agreement without the trust provision. All such agreements require the Registrant to indemnify and defend the Indemnitee to the maximum extent permitted by law.

Item 16. Exhibits and Financial Statements Schedules.

        The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings.

        We undertake that, for the purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        We undertake that:

          (1)   For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in The City of Garden Grove, State of California, on August 4, 2004.

DPAC TECHNOLOGIES CORP.

By:	/s/ WILLIAM M. STOWELL WILLIAM M. STOWELL CHIEF FINANCIAL OFFICER AND SECRETARY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 4, 2004.

Signature	Title

/s/ RICHARD J. DADAMO* RICHARD J. DADAMO	CHAIRMAN OF THE BOARD AND DIRECTOR
/s/ CREIGHTON K. EARLY CREIGHTON K. ("KIM") EARLY	CHIEF EXECUTIVE OFFICER AND DIRECTOR
/s/ RICHARD H. WHEATON* RICHARD H. WHEATON	DIRECTOR
/s/ JOHN W. HOHENER* JOHN W. HOHENER	DIRECTOR
/s/ GORDON M. WATSON* GORDON M. WATSON	DIRECTOR
/s/ SAMUEL W. TISHLER* SAMUEL W. TISHLER	DIRECTOR
*
Signed by William M. Stowell as Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description	Sequentially Numbered Page
2.1	Share Exchange Agreement dated October 26, 2000 among the Registrant, Productivity Enhancement Products, Inc.("PEP") and the Shareholder of PEP (excluding disclosure schedules)(1)
2.2	Registration Rights Agreement dated October 26, 2000 between the Registrant and the Shareholder of PEP(1)
3.1	Articles of Incorporation, as amended(2)
3.2	By-laws, as amended(2)
5.1	Legal Opinion of Yocca Patch & Yocca, LLP(11)
10.2	Lease for Premises at 7321 Lincoln Way, Garden Grove, California, dated June 19, 1997(3)
10.2.1	Amendment to Corporate Lease in Garden Grove, California(3)
10.3	1996 Stock Option Plan as incorporated by reference to Registrant's Annual Report*(3)
10.4	1985 Stock Option Plan, as amended*(4)
10.5	Form of Indemnification Agreement with officers and directors(4)
10.6	Loan and Security Agreement between Silicon Valley Bank and DPAC Technologies Corp. dated August 30, 2002(5)
10.6.1	Amendment to Loan and Security Agreement between Silicon Valley Bank and DPAC Technologies Corp. dated June 25, 2003(5)
10.7	Employment Agreement dated June 7, 2001 between Registrant and Edward G. Bruce*(6) and(7)
10.7.1	Departure Agreement dated December 18, 2003 between Registrant and Edward G. Bruce*(7)
10.8	Employment Agreement dated June 7, 2001 between Registrant and William M. Stowell*(6)
10.8.1	Employment Agreement Amendment dated September 27, 2002 between Registrant and William M. Stowell.*(8)
10.9	Employment Agreement dated June 7, 2001 between Registrant and John P. Sprint*(6)
10.10	Commercial lease Termination Agreement dated January 20, 2004 between Registrant and Bravante-Curci Investors, L.P.(8)
10.11	Fiscal Year 2005 Compensation Package for Kim Early dated March 4, 2004.*(8)
10.12	Asset Purchase Agreement dated May 6, 2004 between Registrant and Twilight Technology, Inc.(8)
10.13
Securities Purchase Agreement dated May 5, 2004 between Registrant and the purchasers of common stock and warrants as identified in the list immediately below, including the following exhibits: Form of Legal Opinion; Registration Rights Agreement; Series A Warrant; and Series B Warrant. The parties to this Agreement and respective amounts purchased by each are shown in the list below:(8)

Investor	Total Shares	Series A Unrestricted Warrants	Series A Restricted Warrants	Series B Warrants
Basso Equity Opportunity Holding Fund Ltd.	70,000	20,590	14,411	29,136
Basso Multi-Strategy Holding Fund Ltd.	180,000	52,946	37,054	74,922
Truk Opportunity Fund, LLC	295,750	86,994	60,882	123,101
Truk International Fund, LLC	29,250	8,603	6,023	12,174
OTAPE Investments LLC	124,223	36,539	25,573	51,706
AS Capital Partners, LLC	124,223	36,539	25,573	51,706
Langley Partners, L.P.	250,000	73,537	51,463	104,059
Redwood Partners II, LLC	62,111	18,269	12,789	25,852
SRG Capital, LLC	186,335	54,810	38,358	77,559
Penn Footwear	168,788	49,648	34,748	70,255
Omicron Capital Master Trust	248,447	73,080	51,146	103,412
Bristol Investment Fund, Ltd	248,447	73,080	51,146	103,412
Professional Traders Fund, LLC	124,223	36,539	25,573	51,706
RHP Master Fund, Ltd.	372,670	109,620	76,717	155,118

10.14	Terms of Sale Agreement between the Registrant and Staktek Group LP(9)
16.1	Letter dated July 16, 2004 from Deloitte & Touche, LLP regarding cessation of relationship.(12)
16.2	Letter dated July 20, 2004 from Deloitte & Touche, LLP regarding its views on the Registrant's statements regarding cessation of relationships.(12)
23.1	Consent of Independent Registered Public Accounting Firm.(11)
23.2	Consent of Yocca Patch & Yocca, LLP (included in Exhibit 5.1)(11)
24.1	Power of Attorney(11)

*
Management compensatory plan or arrangement.

(1)
Incorporated by reference to the Registrant's Current Report on Form 8-K filed November 13, 2000.

(2)
Incorporated by reference to registrant's current Report on Form 8-K, Date of Event July 11, 1988.

(3)
Incorporated by reference to Registrant's Annual Report on Form 10-KSB for the year ended February 29, 1996.

(4)
Incorporated by reference to Registrant's Annual Report on Form 10-KSB for the year ended February 28, 1994.

(5)
Incorporated by reference to Registrant's Quarterly Report on Form 10-Q Filed October 14, 2003.

(6)
Incorporated by reference to Exhibit 10.11A in the Registrant's Quarterly Report on Form 10-Q filed July 13, 2001.

(7)
Incorporated by reference to the Registrant's Current Report on Form 8-K filed December 23, 2003.

(8)
Incorporated by reference to the Registrant's Annual Report on Form 10-K filed June 1, 2004.

(9)
Incorporated by reference to the Registrant's Current Report on Form 8-K filed June 16, 2004.

(10)
Incorporated by reference to the Registrant's Current Report on Form 8-K/A filed July 9, 2004.

(11)
Incorporated by reference to the Pre-effective Amendment No. 2 on Form S-3/A filed July 13, 2004.

(12)
Incorporated by reference to the Registrant's Current Report on Form 8-K filed July 20, 2004.

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
SUMMARY
Our Company
The Offering
Summary Financial Data
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
PLAN OF DISTRIBUTION
SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
PART II Information Not Required in Prospectus
SIGNATURES
EXHIBIT INDEX